Exhibit 99.1

TO:	Members of the Board of Directors and Executive Officers
FROM:	Peter Sorci, Controller
DATE:	May 31, 2013
RE:	Notice of Blackout Period to Directors and Executive Officers

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR (Blackout Trading Restriction) under the Securities Exchange Act of 1934, as amended, we are required to notify you if restrictions are imposed on your trading in equity securities of Ecology and Environment, Inc. (the "Company" or "E&E") due to a "Blackout Period" under the Ecology and Environment, Inc. 401(k) Plan, as amended (the "401(k) Plan").

The Company has selected Putnam Investments as a new service provider for the 401(k) Plan.

As part of the transition from the existing 401(k) Plan provider to Putnam Investments, a "Blackout Period" will occur from June 21, 2013 through the end of the week of July 14, 2013 (the "Blackout Period").

During the Blackout Period, Participants in the Plan will be unable to purchase or otherwise acquire interests in the Company's Common Stock (including any derivates) that you acquired in connection with your service or employment as a director or executive officer of the Company or make changes in investment elections or deferral percentages in the 401(k) Plan that would result in any purchase or acquisition of the Company's Common Stock, regardless of whether the director or executive officer participates in the 401(k) Plan.

As a director or executive officer of the Company, these prohibitions apply to you and to members of your immediate family who share your household as well as by trust, corporations and other entities whose equity ownership may be attributed to you.

This notice will be filed with the Securities and Exchange Commission as part of a Current Report on Form 8-K.

If you have any questions regarding the Blackout Period, including when it has started or ended, you may call Peter Sorci, Controller (716) 684-8060 or contact him by mail at Ecology and Environment, Inc., 368 Pleasant View Drive, Lancaster, New York 14086.